Exhibit 99.1

BioCardia Announces FDA Completes Review of Proposed Adaptive Statistical Analysis Design for Ongoing CardiAMP Cell Therapy in Heart Failure Pivotal Study

Sunnyvale, Calif. June 20, 2023 – BioCardia®, Inc. [Nasdaq: BCDA], a developer of cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today announced that FDA Center for Biologics Evaluation and Research (CBER) has completed review of the CardiAMP Cell Therapy System adaptive statistical analysis design supplement for the ongoing pivotal study to treat ischemic heart failure with reduced ejection fraction (HFrEF). The adaptive statistical analysis plan is on track to be implemented at the upcoming Data Safety Monitoring Board (DSMB) meeting, scheduled for July 12, 2023.

Under the adaptive statistical analysis plan, should the CardiAMP Cell Therapy for Heart Failure study be stopped early for anticipated efficacy at this, or any future DSMB review, study sites will continue to follow all enrolled (randomized) patients until all of them have reached their one-year follow-up visit, at which time the trial results would be unblinded. Enrollment would continue after any DSMB meeting that stops randomization for anticipated efficacy, with all subsequently enrolled patients receiving the study treatment. The open-label patients receiving the study treatment are intended to increase the amount of data available to address safety considerations for the pre-market application and market approval for the CardiAMP Cell Therapy System by FDA CBER.

Additional details, including the minimum number of patients treated open-label and any additional follow-up testing required, are to be confirmed with the FDA. It is our expectation that the adaptive statistical analysis plan will not extend the duration of the trial past the follow-up of the last randomized patient enrolled. The adaptive statistical analysis plan is expected to have minimal impact on statistical power of the trial. The DSMB may stop the trial early for safety or futility at any time.

“There is now potential for the CardiAMP Cell Therapy for Heart Failure trial to be stopped early for efficacy which could enable patients to have earlier access to this FDA designated breakthrough cell therapy. The most important aspect of the ongoing discussion with the FDA is our mutual focus on what is needed for a marketing application based on this trial,” said Peter Altman, President and CEO. “The quality of the data in this actively enrolling clinical trial is due to our top-tier clinical teams and the many dedicated patients.”

About the CardiAMP Cell Therapy Program

CardiAMP Cell Therapy – FDA designated as a Breakthrough therapy – uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The CardiAMP Cell Therapy for Heart Failure Trial is the first known multicenter clinical trial of a cell therapy to prospectively screen for cell characteristics in order to improve patient outcomes. CardiAMP Cell Therapy incorporates three proprietary elements not previously utilized in investigational cardiac cell therapy: a pre-procedural diagnostic for patient selection, a high target dosage of cells, and a proprietary delivery system that has been shown to be safer than other intramyocardial delivery systems and exponentially more successful in cell retention. The trial is supported by the Maryland Stem Cell Research Fund and the Centers for Medicare and Medicaid Services.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is a developer of two biotherapeutic platforms – the CardiAMP autologous bone marrow derived mononuclear cell therapy for cardiovascular indications, and the NK1R+ allogenic bone marrow derived mesenchymal stem cell therapies for cardiovascular and pulmonary diseases.  These platforms underlie four product candidates, each with the potential to meaningfully benefit millions of patients. Three of these investigational therapies are enabled by the Company’s proprietary biotherapeutic delivery platforms, which the Company also selectively licenses to other biotherapeutic development firms.

Upcoming Anticipated Catalysts

●	BCDA-01 Submission for Formal Consultation towards Approval in Japan, Q2 2023
●	BCDA-01 Data Safety Monitoring Board Review, July 12, 2023
●	BCDA-03 First Patient Enrolled, July 2023

Forward Looking Statements:

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the Company’s investigational product candidates, efforts in ongoing regulatory discussions with the FDA with respect to the adaptive statistical analysis plan, including its implementation, future DSMB meetings and the impacts of the study under different regulatory approval scenarios.  These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. For information on the factors that could materially affect these forward-looking statements, please see BioCardia’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 2023, under the caption titled “Risk Factors.” As a result of these and other factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

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Media Contact:
Anne Laluc, Marketing
Email: alaluc@biocardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@biocardia.com
Phone: 650-226-0120